UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKER-HANNIFIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0451060
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer (Identification Number)

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(Address of Principal Executive Offices, Including Zip Code)

Parker-Hannifin Corporation

2009 Omnibus Stock Incentive Plan

(Full Title of the Plan)

CT Corporation System

1300 East Ninth Street

Cleveland, Ohio 44114

(216) 621-4270

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.50 per share (3)	5,500,000	$57.30	$315,150,000	$22,470.20

(1)	Amount to be registered consists of 5,500,000 shares of Common Stock of Parker-Hannifin Corporation (the “Registrant”), par value $0.50 per share (“Common Shares”), issuable pursuant to the grant of awards under the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan (the “Plan”) and, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), an undetermined number of additional shares as may be issuable pursuant to anti-dilution provisions of the Plan.
(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Common Shares as reported on the New York Stock Exchange on January 11, 2010.

(3)	Each Common Share registered hereunder includes an associated common share purchase right (a “Right”). The terms of the Rights are described in the Shareholder Protection Rights Agreement, dated as of February 8, 2007, between the Registrant and National City Bank incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed on February 8, 2007, as amended by the First Amendment to Shareholder Protection Rights Agreement, dated as of July 6, 2009, between the Registrant and Wells Fargo Bank, National Association, as successor to National City Bank, incorporated by reference to Exhibit 4(a) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (“Registration Statement”) will be sent or given to participants of the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Commission on August 27, 2009;

2. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the Commission on November 3, 2009;

3. Current Reports on Form 8-K, filed with the Commission on August 18, 2009, November 3, 2009, and December 3, 2009;

4. The description of the Registrant’s Common Shares, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 8, 1967, and all amendments and reports filed with the Commission for the purpose of updating such description; and

5. The description of the Registrant’s Common Share purchase rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 8, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the filing of this Registration Statement but prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES. Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the Common Shares registered hereby has been passed upon for the Registrant by Thomas A. Piraino, Jr., Vice President, General Counsel and Secretary of the Registrant. Mr. Piraino owns Common Shares and holds options to purchase Common Shares, which in the aggregrate represents approximately 0.1% of the Registrant’s outstanding Common Shares, and he is eligible to participate in the Registrant’s equity plans.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VII of the Registrant’s Code of Regulations provides that the Registrant will indemnify, to the full extent permitted or authorized by the Ohio Revised Code, as it may from time to time be amended and including Section 1701.13(E), any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Registrant’s board of directors or an officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by the Registrant’s Code of Regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled under the Registrant’s articles of incorporation, or any agreement, vote of shareholders or disinterested directors, or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with the Registrant. Further, coverage shall continue as to a person who has ceased to be a director, trustee, officer or employee of the Registrant and shall inure to the benefit of his or her heirs, executors and administrators.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements provide that the Registrant will indemnify and hold harmless its directors and executive officers to the full extent permitted by law and subject to other specified limitations against any and all expenses actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Registrant), or settlement of such action, suit or proceeding, against them by reason of actions taken or not taken in such capacity.

The Registrant currently maintains insurance coverage for the benefit of directors and executive officers with respect to many types of claims that may be made against them; however, there is no assurance of the continuation or renewal of such insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference thereto.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on January 14, 2010.

PARKER-HANNIFIN CORPORATION

By:	/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald E. Washkewicz* Donald E. Washkewicz	Chairman of the Board of Directors and Principal Executive Officer	1/5/10

/s/ Timothy K. Pistell* Timothy K. Pistell	Principal Financial Officer	1/11/10

/s/ Jon P. Marten* Jon P. Marten	Principal Accounting Officer	1/7/10

/s/ Linda S. Harty* Linda S. Harty	Director	1/6/10

/s/ William E. Kassling* William E. Kassling	Director	1/6/10

/s/ Robert J. Kohlhepp* Robert J. Kohlhepp	Director	1/5/10

/s/ Giulio Mazzalupi* Giulio Mazzalupi	Director	1/7/10

/s/ Klaus-Peter Müller* Klaus-Peter Müller	Director	1/6/10

/s/ Candy M. Obourn* Candy M. Obourn	Director	1/7/10

/s/ Joseph M. Scaminace* Joseph M. Scaminace	Director	1/5/10

/s/ Wolfgang R. Schmitt* Wolfgang R. Schmitt	Director	1/6/10

/s/ Markos I. Tambakeras* Markos I. Tambakeras	Director	1/7/10

/s/ James L. Wainscott* James L. Wainscott	Director	1/5/10

*	Thomas A. Piraino, Jr., by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers of the Registrant which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.

January 14, 2010	By:	/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION

4(a)	Amended Articles of Incorporation of Parker-Hannifin Corporation incorporated by reference to Exhibit 3 to the Registrant’s Report on Form 10-Q for the quarterly period ended September 30, 1997 (Commission File No. 1-4982).

4(b)	Code of Regulations of Parker-Hannifin Corporation, as amended, incorporated by reference to Exhibit 3(ii) to the Registrant’s Report on Form 10-Q for the quarterly period ended December 31, 2007 (Commission File No. 1-4982).

4(c)	Shareholder Protection Rights Agreement, dated as of February 8, 2007, between the Registrant and National City Bank incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed on February 8, 2007 (Commission File No. 1-4982).

4(d)	First Amendment to Shareholder Protection Rights Agreement, dated as of July 6, 2009, between the Registrant and Wells Fargo Bank, National Association, as successor to National City Bank, incorporated by reference to Exhibit 4(a) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 2009 (Commission File No. 1-4982).

4(e)	Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan effective as of October 28, 2009, incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on September 28, 2009 (Commission File No. 1-4982).

5*	Opinion of Counsel.

23(a)*	Consent of Deloitte & Touche LLP.

23(b)*	Consent of PricewaterhouseCoopers LLP.

23(c)*	Consent of Counsel (included as part of Exhibit 5).

24(a)*	Powers of Attorney.

24(b)*	Power of Attorney of Candy M. Obourn.

*	Filed herewith.